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                                                                    EXHIBIT 10.3


                          AGREEMENT AND GENERAL RELEASE

         THIS AGREEMENT AND GENERAL RELEASE ("Agreement") is made and entered into by and between DONALD G. JOHNSTON ("Johnston") and BOYD BROS. TRANSPORTATION INC. ("Boyd").

                              W I T N E S S E T H:

         WHEREAS, Johnston agrees that he will voluntarily retire all of his positions with Boyd, whether as officer, director or employee, on July 16, 1998; and

         WHEREAS, Johnston and Boyd desire to settle fully and finally all differences between them, including, but in no way limited to, any differences that might arise out of Johnston's employment with Boyd, and his resignation thereof;

         NOW, THEREFORE, in consideration of the premises and mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Johnston and Boyd agree as follows:

         1. BENEFITS. On or after the Effective Date of this Agreement, Boyd shall provide Johnston with the following benefits:

            a. Johnston shall be paid, as and when they become due, all of Johnston's retirement benefits, if any, which were vested as to Johnston on July 31, 1998 in accordance with the terms of any such underlying plan(s);

            b. Johnston shall be paid on or before August 31, 1998 all accrued and earned vacation pay to which Johnston is entitled;

            c. Johnston shall be paid his current salary through July 31, 1998 in accordance with normal payroll practices and $91,875 in lieu of any annual performance bonus that would otherwise have been due him, which amount will be paid on or before August 31, 1998;

            d. Boyd shall continue to fund (through the month in which Johnston reaches age 65) Johnston's life insurance policies at the current rate as of the date hereof and to the extent such policies so permit;

            e. Johnston and his spouse shall be permitted to participate in Boyd's general health care and other welfare benefit programs at Boyd's expense through the month in which Johnston attains the age of 65, after which Johnston may continue to participate in Boyd's general health care and other welfare benefit programs at his own expense, in both circumstances solely to the extent such programs permit continued participation by former employees at no additional expense of the Company;


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            f. Johnston shall have continued use of his current office until
July 17, 1998;

            g. Johnston shall be transferred title to the automobile currently provided to him by the Company; and

            h. Johnston and Boyd shall have entered into that certain Consulting Agreement of even date herewith, which shall include consulting payments under such agreement.

            These payments and benefits shall be in lieu of and discharge any obligations of Boyd to Johnston for any rights or claims, including, but not limited to, any and all rights that Johnston may have under any plans, programs or agreements with Boyd, any and all rights that Johnston may have for lost compensation, lost wages, lost benefits, pain and suffering, or any other expectation of remuneration or benefit on the part of Johnston. Other than the obligations specifically set forth in this paragraph, Boyd shall have no other obligations to Johnston under this Agreement. Johnston understands and agrees that the payments and benefits described herein are greater than those to which Johnston is otherwise entitled under Boyd's policies and procedures.

         2. NON-ADMISSION OF LIABILITY. This Agreement shall not in any way be construed as an admission by Boyd that it has acted wrongfully with respect to Johnston or any other person, or that Johnston has any rights whatsoever against Boyd, and Boyd specifically disclaims any liability to or wrongful acts against Johnston or any other person, on the part of itself, its employees, or its agents.

         3. RETIREMENT; NO REEMPLOYMENT. Johnston and Boyd agree that active employment with Boyd has been terminated by Johnston's voluntary retirement, effective July 16, 1998. Johnston and Boyd further agree that he will not be reemployed by Boyd, and that he will not apply for or otherwise seek employment with Boyd at any time. A breach of this paragraph by Johnston will constitute a basis for refusal to employ Johnston or to terminate him if already employed, and he shall have no cause of action against Boyd for such refusal or termination.

         4. NON-DISPARAGEMENT. Johnston agrees that he will not act in any manner that might damage the business or reputation of Boyd and/or any of its subsidiaries, successors, assigns, officers, or directors. Johnston further agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third-party against Boyd and/or any officer, director, employee, agent, representative, shareholder, or attorney of Boyd, unless under a subpoena or other court order to do so.

         5. FUTURE COOPERATION. Johnston agrees that he will, upon request by Boyd, assist and cooperate with Boyd in any lawsuits, disputes, differences, grievances, claims, charges, or complaints brought or threatened by any party against Boyd or brought by Boyd against any party, subject to reimbursement by Boyd of all reasonable expenses actually incurred by him.


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Johnston further agrees that he will, upon Boyd's reasonable request, assist and cooperate with Boyd in the preparation and dissemination of any press releases or other disclosures that Boyd deems necessary.

         6. CESSATION OF AUTHORITY; RESIGNATION FROM BOARD(S). Johnston understands and agrees that as of the Effective Date, he was and is no longer authorized to incur any expenses, obligations, or liabilities on behalf of Boyd. Johnston further agrees that as of the Effective Date, he has hereby irrevocably resigned any all directorships and/or other positions with Boyd or any Boyd subsidiary or affiliate.

         7. RETURN OF COMPANY MATERIALS AND PROPERTY. Johnston understands and agrees that he will immediately turn over to Boyd all files, memoranda, records, credit cards, and other documents, physical or personal property that Johnston received from Boyd and that are the property of Boyd.

         8. NON-DISCLOSURE AND TRADE SECRETS. Johnston understands and agrees that in the course of employment with Boyd, he has acquired confidential and proprietary information and trade secrets concerning Boyd's operations, its future plans for sales and expansion, its methods of doing business, it financial situation, which information Johnston understands and agrees would be extremely damaging to Boyd if disclosed to a competitor or made available to any other person or corporation. Johnston understands and agrees that such information has been divulged to Johnston in confidence and Johnston understands and agrees that he will keep such information secret and confidential. Johnston further agrees that he will not solicit or participate in or assist in any way in the solicitation of any other employees or customers of Boyd or of any of its affiliated companies. In view of the nature of Johnston's employment and the information and trade secrets which Johnston has received during the course of his employment, Johnston likewise agrees that Boyd would be irreparably harmed by any violation, or threatened violation of this Agreement and that, therefore, Boyd shall be entitled to an injunction prohibiting Johnston from any violation or threatened violation of this Agreement. The undertakings set forth in this paragraph shall survive the termination of other arrangements contained in this Agreement.

         9. COMPLETE RELEASE. a. As a material inducement to Boyd to enter into this Agreement, Johnston hereby irrevocably and unconditionally releases, acquits, and forever discharges Boyd and each of Boyd's owners, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, and all persons acting by, through, under or in concert with any of them (collectively "Releases"), or any of them, from any and all charges, complaints, claims, promises, and agreements, damages, (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort, including, but not limited to, fraudulent inducement, promissory estoppel, or detrimental reliance, or any legal restrictions on Boyd's right to terminate employees, or any federal, state or other governmental statute, regulation, or ordinance, including, without limitation: the Age Discrimination in Employment Act, U.S.C. ss.ss. 621-634 ("Claim" or "Claims"), which Johnston


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now has, owns or holds, or claims to have, own or hold, or which Johnston at any time heretofore had, owned or held, or claimed to have, own or hold, against each or any of the Releases.

            b. Boyd hereby irrevocably and unconditionally releases, acquits, and forever discharges Johnston from any and all charges, complaints, claims, promises, and agreements, damages, (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort, including, but not limited to, fraudulent inducement, promissory estoppel, or detrimental reliance, or any federal, state or other governmental statute, regulation, or ordinance ("Claim" or "Claims"), which Boyd now has, owns or holds, or claims to have, own or hold, or which Boyd at any time heretofore had, owned or held, or claimed to have, own or hold, against Johnston, except for acts of intentional misconduct, intentional violation of law or for fraudulent acts knowingly taken to the detriment of Boyd.

         10. NO CLAIMS. Johnston and Boyd each represent that they have not filed any complaints, charges, or lawsuits against one another or any of Boyd's employees with any governmental agency or any court, or that any such complaints, charges, or lawsuits filed prior to execution of this Agreement will be withdrawn by them immediately after this Agreement becomes effective; provided, however, this shall not limit either party from filing a lawsuit for the sole purpose of enforcing its rights under this Agreement.

         11. CONFIDENTIALITY. Johnston represents and agrees that he will keep the terms, amount, and fact of this Agreement completely confidential, and that he will not hereafter disclose any information concerning this Agreement to anyone other than Johnston's immediate family and professional representatives who will be informed of and bound by this confidentiality clause.

         12. CONSULTATION WITH COUNSEL. Johnston represents and agrees that he fully understands his right to discuss all aspects of this Agreement with his private attorney, that to the extent, if any, that Johnston desired, Johnston has availed himself of this right, that Johnston has carefully read and fully understands all of the provisions of this Agreement, and that Johnston is voluntarily entering into this Agreement.

         13. KNOWING AND VOLUNTARY WAIVER. For the purpose of implementing a full and complete release and discharge of Boyd, Johnston expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Claims which Johnston does not know or suspect to exist in his favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Claim or Claims. Johnston further expressly acknowledges he is freely and voluntarily executing this Agreement, and that he has had sufficient and reasonable time to consider this Agreement and its terms before executing it.

         14. NO REPRESENTATIONS. Johnston represents and acknowledges that in executing this Agreement Johnston does not rely and has not relied upon any representation or statement




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not set forth herein made by any of the Releases or by any of the Releases'
agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement or otherwise.

         15. EFFECTIVE DATE. This Agreement shall become effective upon Johnston's execution of this Agreement and such date shall be the "Effective Date" of this Agreement.

         16. SOLE AND ENTIRE AGREEMENT; SUCCESSORS AND ASSIGNS. The Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof. The Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and, in the case of Johnston, shall be binding upon and inure to the benefit of, his heirs, legatees, executors, administrators and guardians.

         17. SEVERABILITY. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Agreement shall survive the termination of any arrangements contained herein.

         18. ATTORNEYS' FEES. In the event either party finds it necessary to institute litigation to enforce the terms of this Agreement, the prevailing party in such litigation shall be entitled to recover its reasonable attorneys' fees, costs and expenses in connection with such litigation.

         19. BREACH OF AGREEMENT. Consultant agrees that in the event Consultant materially breaches any provisions of this Agreement, Boyd shall be entitled, in addition to any other remedies it may have under this Agreement, to offset to the extent of any liability, loss, damage or injury from such breach any payments due to Consultant pursuant to this or any other agreement to which Consultant and Boyd are parties, which notice of offset shall include an indication of the reasons therefor.



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         PLEASE READ AND CONSIDER THIS AGREEMENT CAREFULLY BEFORE
EXECUTING.  THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE
INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

         Executed at _________________, Alabama, this 16th day of July, 1998.

                                       /s/ Donald G. Johnston
                                       -----------------------------------------
                                       DONALD G. JOHNSTON

         Executed at __________________, Alabama, this 16th day of July, 1998.

                                       BOYD BROS. TRANSPORTATION INC. [SEAL]

                                       By: /s/  Miller Welborn
                                           -------------------------------------
                                       Name:  Miller Welborn
                                              ----------------------------------
                                       Title: Chief Executive Officer





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